EXHIBIT (d)(65)
ROBIN S. YONIS
Assistant Vice President
Investment Counsel
Law Department
Office: (949) 219-6767
Fax: (949) 219-3706
Email Robin.Yonis@PacificLife.com
March 17, 2003
VIA OVERNIGHT MAIL AND VIA FACSIMILE
Mr. David E. Sette-Ducati, Senior Vice President
Mr. Eric B. Fischman
MFS Investment Management
500 Boylston Street
Boston, Massachusetts 02116

Re:	Pacific Select Fund (the “Select Fund”) Mid-Cap Growth Portfolio Pacific Funds, PF MFS Mid-Cap Growth Fund
Dear Gentlemen:
This letter confirms prior (Januay) notice given to MFS Investment Management (“MFS”) by Pacific Life Insuance Company (“Pacific Life”), concerning termination of (i) the Portfolio Management Agreement among Select Fund, MFS, and Pacific Life, with respect to management of the Mid-Cap Growth Portfolio and (ii) the Fund Management Agreement among Pacific Funds, MFS and Pacific Life with respect to management of the PF MFS Mid-Cap Growth Fund effective the end of the day on April 30, 2003. Pursuant to resolutions of the Board of Trustees of Select Fund and Pacific Funds, adopted at meetings held on Januay 24, 2003, the Board confirmed the terminations. This letter shall serve to confirm the requisite notice called for under pargraph 15 of the Agreements.
We thank you for your services and we would very much appreciate your cooperation transitioning the Mid-Cap Growth Portfolio and the PF MFS Mid-Cap Growth Fund to the new managers.
Sincerely,
/s/ Robin S. Yonis

c:	Howard Hirakawa, Pacific Life
Kathleen Hunter, Pacific Life
Diane Ledger, Pacific Life
Laurene MacElwee, Pacific Life
John Cislo, MFS
Erik Lindahl, MFS
Mike MacNaught, MFS
PACIFIC LIFE INSURANCE COMPANY
700 Newport Center Drive, Newport Beach, California 92660-6397 Tel (949) 219-3011